FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 17, 2007
CLARCOR REPORTS RECORD FOURTH QUARTER AND FISCAL 2006 RESULTS
NET EARNINGS INCREASED FOR THE 14TH CONSECUTIVE YEAR
Fiscal Fourth Quarter and Full Year 2006 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Year Ended		%
	12/2/06	12/3/05	Change	12/2/06	12/3/05	Change
Net Sales	$232,578	$241,524	(3.7)	$904,347	$873,974	3.5
Operating Profit	$39,155	$38,807	0.9	$126,328	$118,492	6.6
Net Earnings	$26,741	$25,038	6.8	$82,710	$76,393	8.3
Diluted Earnings Per Share	$0.52	$0.48	8.3	$1.59	$1.46	8.9
Average Diluted Shares Outstanding	51,727	52,353	(1.2)	52,177	52,216	(0.1)
Fourth quarter fiscal 2006 was a 13-week quarter compared to fourth quarter fiscal 2005 which was 14-week quarter; fourth quarter 2006 sales, operating income, net earnings and diluted earnings per share were reduced by approximately 8% compared to 2005 due to the one-week difference. Fiscal 2006 was a 52-week year compared to fiscal 2005 which was a 53-week year; full year 2006 sales, operating income, net earnings and diluted earnings per share were reduced by approximately 2% compared to 2005 due to the one-week difference.
Fourth Quarter and Full Year 2006 Operating Review
FRANKLIN, TN, January 17, 2007— CLARCOR Inc. (NYSE: CLC) reported today its 14th consecutive increase in annual earnings. Fiscal 2006 net earnings increased 8% from 2005. Fiscal 2006 was a 52-week year compared to fiscal 2005 which was a 53-week year. On a same-weeks basis, net earnings increased by approximately 10% in 2006 from 2005.
Fiscal 2006 fourth quarter net earnings increased 7% from 2005. Fiscal 2006 fourth quarter was a 13-week quarter compared to 2005 which was a 14-week quarter. On a same-weeks basis, net earnings increased by approximately 15% in 2006 from 2005.
Fourth quarter operating margins improved in 2006 to 16.8% from 16.1% in 2005 and full year operating margins improved to 14.0% in 2006 from 13.6% in 2005. The impact on sales and operating profit from foreign currency fluctuations for both the fourth quarter and the full year 2006 was not material.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “Fiscal 2006 marked CLARCOR’s 14th consecutive year of earnings growth, and the fourth quarter this year was particularly strong. Operating margins rose to 16.8% compared to 16.1% in 2005. Although sales declined in the quarter due to this year’s fourth quarter being one week shorter than last year, operating profit and net earnings were stronger than we originally expected and rose even with one week less this year compared to 2005. The one-week change reduced sales and operating profit for the quarter on a same-weeks basis by approximately 8%.
“Engine/Mobile Filtration sales rose by 3% in the fourth quarter of 2006 compared to the same period in 2005 but increased by 11% on a same-weeks basis. Operating margins improved to 25.1% in 2006 compared to 23.4% in 2005. Sales of heavy-duty filters through our traditional aftermarket distribution and OEM dealers, both in domestic and international markets, were strong throughout the quarter. We experienced strong growth not only in the on-road truck market, but in off-road applications for construction, mining and agricultural equipment as well. Locomotive filter sales also grew driven by the increase in freight shipped on North American railroads.
“Industrial/Environmental Filtration sales declined by 9% from last year’s fourth quarter and by 2% on a same-weeks basis. The restructuring of our HVAC operations within this segment is proceeding well. We completed the closure of one manufacturing plant in North Carolina and have signed a lease to open a new HVAC facility in Pennsylvania. We expect this facility to be in production by the end of the second quarter of 2007. The plant will be focused on serving our customers in the Northeast. Although we incurred virtually no restructuring costs nor realized any cost savings during the quarter, we have placed orders for a significant amount of capital equipment. This equipment is designed to significantly increase manufacturing productivity in our HVAC facilities, and we believe will provide significant cost savings and efficiency benefits beginning in 2007.
“For 2007, we expect that we will incur approximately $2.1 million in costs related to the restructuring of our HVAC operations. Offsetting these costs, we expect that we will realize approximately $3.4 million in cost reductions, primarily in the third and fourth quarters of 2007. Therefore, we expect a net benefit of approximately $1.3 million in 2007, though we believe the annual benefit will be much larger as the restructuring costs are a one-time item and the cost reductions will recur every year going forward. Total capital equipment spending related to the restructuring program is estimated be approximately $15 million in 2007.
“Other markets in our Industrial/Environmental segment, both in domestic and in international markets, were strong in the fourth quarter of 2006. We saw a rebound in orders for sand control filters used in off-shore oil drilling during the quarter, which offset a slower first half of 2006. This not only bodes well for 2007 shipments, but we expect that orders for these products will continue to be strong throughout 2007. Sales of filter products for aviation, aviation fuel, aerospace, resin and fiber applications were also strong throughout the quarter. With the opening of our new manufacturing facility in China, we are proceeding with plans to manufacture sand control filters, dust collector cartridges and fiber resin filters at our Chinese factory.
“Operating margins for the fourth quarter in the Industrial/Environmental segment were the highest of the year at 9.8%, though lower than last year’s 10.6%. As we have noted, operating margins in most non-HVAC product lines and markets are well above 10%, and the goal of our HVAC restructuring program is to increase our HVAC operating margins to the 10% level.

“Our Packaging segment had an exceptionally strong final quarter and full year. For the full year, sales grew by 8% and 10% on a same-weeks basis. Operating profit in 2006 grew by 20% for the year and 22% on a same-weeks basis with operating margins reaching 9.7% for all of 2006. Indeed, operating margins in the fourth quarter 2006 at 12.6% were the highest achieved by this segment in over ten years. The improvement in sales was due to the introduction of a wide array of new packaging designs, primarily in partnership with major consumer product companies, and price increases. Demand was strong for both metal and plastic packaging products. The improvement in operating profit was due to continuing emphasis on cost reductions and improving plant productivity driven by increased sales.
“Fiscal 2006 was another strong cash flow year for CLARCOR. Cash increased from $19 million at the end of 2005 to nearly $30 million at the end of 2006 even after we repurchased $29 million of our common stock during 2006. In addition, short-term investments increased from $10 million to $32 million during 2006. We still have approximately $110 million remaining under our current share repurchase authorization. Capital expenditures for the quarter and the year were $6 million and $18 million, respectively. Capital spending was significantly lower in the fourth quarter than we had expected. Though we have placed orders for a substantial amount of new equipment, it was not delivered as quickly as we had anticipated.
“Our effective tax rate in the fourth quarter 2006 was 32.4% and 34.5% for the full year. The lower fourth quarter tax rate was due to a greater increase in earnings from our foreign operations compared to growth in the U.S. and lower state tax charges. As Congress did not pass the Research and Experimentation Tax Credit extension until December, we were unable to record this benefit during the last 11 months of 2006. We expect to record a cumulative benefit from this credit of approximately $450,000 covering the last 11 months of 2006 in the first quarter of 2007. In 2007, we expect our effective tax rate to be approximately 34.5% to 35.0%. If our non-U.S. operations continue to grow at a faster rate than our U.S. operations, our effective tax rate should be at the lower end of this range.
“We expect capital expenditures in the range of $45 million to $55 million in 2007. This increase is substantial compared to the last few years’ capital spending and is due to both our HVAC restructuring plans and capacity expansion plans at our Engine/Mobile facilities. We expect above industry average growth to continue at our Engine/Mobile plants, and therefore we will need to increase production levels there. We also expect to invest additional monies into new products, particularly in new media development. We expect delivery of our nanofiber manufacturing line in February and anticipate having that line in production later in the year.
“In 2006, we recognized approximately $0.02 per share in stock option expense, which was not treated as an expense in 2005. Stock option expense should be approximately $0.03 per share in 2007.
“We are concerned, as are many other U.S. companies, at increasing costs for certain raw materials, energy, and particularly health care and transportation. We have been able to increase our prices to offset a significant portion of these costs and expect to continue to do so in 2007. We are fortunate to have low levels of debt and strong cash flows, and though we do not look forward to any further increases in interest rates, any such increases will have little impact on our financial condition. We expect, as has been the case for the last several years, that our growth outside the U.S. in 2007 will be stronger than domestic growth. We expect 2007 to be our 15th record year in both sales and earnings for CLARCOR, with continued strong cash flow and diluted earnings per share in the range of $1.67 to $1.77.”
CLARCOR will be holding a conference call to discuss the fourth quarter and full year results at 10:00 am CST on January 18, 2007. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 4269592. The replay will be available through January 28, 2007 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements relating to the anticipated affects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; statements regarding anticipated results of the Company’s intended restructuring of certain operations and rationalization of facilities; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2005 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2006 FOURTH QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share data)

	Fourth Quarter		Twelve Months
For periods ended December 2, 2006 and December 3, 2005	2006	2005	2006	2005

Net sales	$232,578	$241,524	$904,347	$873,974
Cost of sales	159,807	166,297	628,864	608,242

Gross profit	72,771	75,227	275,483	265,732
Selling and administrative expenses	33,616	36,420	149,155	147,240

Operating profit	39,155	38,807	126,328	118,492
Other income (expense)	493	(441)	613	(570)

Earnings before income taxes and minority interests	39,648	38,366	126,941	117,922
Income taxes	12,856	13,167	43,795	40,968

Earnings before minority interests	26,792	25,199	83,146	76,954
Minority interests in earnings of subsidiaries	(51)	(161)	(436)	(561)

Net earnings	$26,741	$25,038	$82,710	$76,393

Net earnings per common share:
Basic	$0.52	$0.48	$1.60	$1.48

Diluted	$0.52	$0.48	$1.59	$1.46

Average shares outstanding:
Basic	51,153,048	51,751,603	51,570,165	51,658,347
Diluted	51,727,449	52,353,021	52,176,515	52,215,689
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 2,	December 3,
	2006	2005

Assets
Current assets:
Cash and cash investments	$29,051	$18,502
Short-term investments	32,195	10,400
Accounts receivable, net	158,157	152,755
Inventories	129,673	117,508
Other	31,264	25,768

Total current assets	380,340	324,933
Plant assets, net	146,529	149,505
Acquired intangibles, net	169,033	168,176
Pension assets	19,851	22,069
Other assets	11,763	10,589

	$727,516	$675,272

Liabilities
Current liabilities:
Current portion of long-term debt	$58	$233
Accounts payable and accrued liabilities	107,129	108,693
Income taxes	11,241	12,544

Total current liabilities	118,428	121,470
Long-term debt	15,946	16,009
Long-term pension liabilities	17,476	16,287
Other liabilities	38,157	38,673

	190,007	192,439
Shareholders’ Equity	537,509	482,833

	$727,516	$675,272

SUMMARY CASH FLOWS
(Dollars in thousands)

	Twelve Months
	2006	2005

From Operating Activities
Net earnings	$82,710	$76,393
Depreciation	20,891	19,749
Amortization	2,188	1,338
Stock compensation expense	2,597	836
Excess tax benefits from stock compensation	(3,490)	—
Changes in assets and liabilities	(42,184)	(9,478)
Other, net	869	508

Total provided (used) by operating activities	63,581	89,346

From Investing Activities
Plant asset additions	(17,588)	(24,032)
Business acquisitions	(4,627)	(28,133)
Other, net	873	653

Total provided (used) by investing activities	(21,342)	(51,512)

From Financing Activities
Net payments under line of credit	—	(7,500)
Payments on long-term debt	(554)	(811)
Cash dividends paid	(14,203)	(13,385)
Excess tax benefits from stock compensation	3,490	—
Purchase of treasury stock	(28,909)	(10,461)
Other, net	6,535	(3,542)

Total provided (used) by financing activities	(33,641)	(35,699)

Effect of exchange rate changes on cash	1,951	(1,053)

Change in Cash and Cash Investments	$10,549	$1,082

CLARCOR 2006 FOURTH QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2006
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	March 4	June 3	Months	September 2	Months	December 2	Months
Net sales by segment:
Engine/Mobile Filtration	$91,032	$101,429	$192,461	$103,358	$295,819	$103,271	$399,090
Industrial/Environmental Filtration	102,656	103,866	206,522	106,263	312,785	107,650	420,435
Packaging	19,495	21,781	41,276	21,889	63,165	21,657	84,822

	$213,183	$227,076	$440,259	$231,510	$671,769	$232,578	$904,347

Operating profit by segment:
Engine/Mobile Filtration	$19,073	$22,446	$41,519	$25,147	$66,666	$25,932	$92,598
Industrial/Environmental Filtration	5,485	1,594	7,079	7,965	15,044	10,497	25,541
Packaging	1,315	2,181	3,496	1,967	5,463	2,726	8,189

	$25,873	$26,221	$52,094	$35,079	$87,173	$39,155	$126,328

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.1%	21.6%	24.3%	22.5%	25.1%	23.2%
Industrial/Environmental Filtration	5.3%	1.5%	3.4%	7.5%	4.8%	9.8%	6.1%
Packaging	6.7%	10.0%	8.5%	9.0%	8.6%	12.6%	9.7%

	12.1%	11.5%	11.8%	15.2%	13.0%	16.8%	14.0%

	2005
	Quarter	Quarter		Quarter		Quarter
	Ended	Ended	Six	Ended	Nine	Ended	Twelve
	February 26	May 28	Months	August 27	Months	December 3	Months
Net sales by segment:
Engine/Mobile Filtration	$83,129	$93,722	$176,851	$90,686	$267,537	$100,646	$368,183
Industrial/Environmental Filtration	97,198	106,668	203,866	105,153	309,019	118,429	427,448
Packaging	15,934	19,396	35,330	20,564	55,894	22,449	78,343

	$196,261	$219,786	$416,047	$216,403	$632,450	$241,524	$873,974

Operating profit by segment:
Engine/Mobile Filtration	$16,778	$19,629	$36,407	$20,500	$56,907	$23,507	$80,414
Industrial/Environmental Filtration	3,969	6,234	10,203	8,544	18,747	12,519	31,266
Packaging	333	1,690	2,023	2,008	4,031	2,781	6,812

	$21,080	$27,553	$48,633	$31,052	$79,685	$38,807	$118,492

Operating margin by segment:
Engine/Mobile Filtration	20.2%	20.9%	20.6%	22.6%	21.3%	23.4%	21.8%
Industrial/Environmental Filtration	4.1%	5.8%	5.0%	8.1%	6.1%	10.6%	7.3%
Packaging	2.1%	8.7%	5.7%	9.8%	7.2%	12.4%	8.7%

	10.7%	12.5%	11.7%	14.3%	12.6%	16.1%	13.6%

CLARCOR 2006 FOURTH QUARTER RESULTS cont’d.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	Quarter	Quarter		Quarter
	Ended	Ended	One Week	Ended
	December	December	of Quarter	December 3,	Quarter to
	2,2006	3,2005	Ended	2005 on a	Quarter % on
	(13 Week	(14 Week	December 3,	Same-	Same-weeks
	Quarter)	Quarter)	2005	weeks Basis	Basis
Net sales by segment:
Engine/Mobile Filtration	$103,271	$100,646	$7,200	$93,446	10.5%
Industrial/Environmental Filtration	107,650	118,429	8,500	109,929	-2.1%
Packaging	21,657	22,449	1,600	20,849	3.9%

	$232,578	$241,524	$17,300	$224,224	3.7%

Operating profit by segment:
Engine/Mobile Filtration	$25,932	$23,507	$1,700	$21,807	18.9%
Industrial/Environmental Filtration	10,497	12,519	900	11,619	-9.7%
Packaging	2,726	2,781	200	2,581	5.6%

	$39,155	$38,807	$2,800	$36,007	8.7%

	Fiscal Year	Fiscal Year		Fiscal Year
	2006	2005	One Week	2005 on a	Year to Year %
	(52 week	(53 Week	of Fiscal	Same-	on Same-
	year)	Year)	Year 2005	weeks Basis	weeks Basis
Net sales by segment:
Engine/Mobile Filtration	$399,090	$368,183	$6,900	$361,283	10.5%
Industrial/Environmental Filtration	420,435	427,448	8,100	419,348	0.3%
Packaging	84,822	78,343	1,500	76,843	10.4%

	$904,347	$873,974	$16,500	$857,474	5.5%

Operating profit by segment:
Engine/Mobile Filtration	$92,598	$80,414	$1,500	$78,914	17.3%
Industrial/Environmental Filtration	25,541	31,266	600	30,666	-16.7%
Packaging	8,189	6,812	100	6,712	22.0%

	$126,328	$118,492	$2,200	$116,292	8.6%

Although the comparison of quarterly and fiscal year data on a same-weeks basis is not a measure of financial performance under GAAP, the Company believes it is useful in understanding the impact of having an additional week in its 2005 fiscal year and fourth quarter. Removing the impact of the additional week in the prior year provides a comparable measure of the changes in net sales and operating profit quarter over quarter and year over year. The additional week amount shown is an estimate based on the number of weeks and does not consider certain factors or allocations that may occur only on an annual basis. The estimated amount is based on the average week for the actual 2005 year or quarter, as applicable, rather than the specific last week of the year or quarter. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.
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